Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com	Investors/Analysts Kevin Lewis General Manager Investor Relations T - (412) 433-6935 E - klewis@uss.com

FOR IMMEDIATE RELEASE:

UNITED STATES STEEL CORPORATION
ANNOUNCES EXECUTIVE
MANAGEMENT CHANGES

•	Current U. S. Steel Chief Financial Officer Kevin P. Bradley announces intention to resign, to remain with U. S. Steel in a senior advisory role through the end of 2019
•	U. S. Steel appoints Christine S. Breves as next Chief Financial Officer

PITTSBURGH, OCT. 8, 2019 – United States Steel Corporation (X) (“U. S. Steel”) announced today that Kevin Bradley has informed the company of his intention to resign from his position as Chief Financial Officer of U. S. Steel effective Nov. 4.  Bradley will remain with the company as Executive Vice President and Adviser to the CEO through year-end to focus on financing activities, including the Big River Steel investment announced on Oct. 1, and supporting the transition to his internal successor, Christine (Christie) S. Breves, currently Senior Vice President, Manufacturing Support and Chief Supply Chain Officer.

“Kevin has served U. S. Steel well as CFO, contributing to the transformation of the company, including last week’s announcement of our investment in Big River Steel.  Kevin’s leadership improved the company’s balance sheet and enabled the company’s transformation to a world competitive ‘best of both’ integrated and mini mill technology company.  Kevin has also enhanced several other key components of our financial capabilities with an emphasis on Financial Planning & Analysis.  Kevin has demonstrated unwavering support of the company and an absolute commitment to the highest financial and professional integrity.   I have appreciated Kevin’s dedication to the company and thank him for his key contributions to help create a stronger, more successful future for U. S. Steel,” said David B. Burritt, President and Chief Executive Officer.

Bradley commented, “I am grateful for the opportunity to have served as CFO of U. S. Steel during this time of unprecedented change.  It has been a pleasure to be a leader in this historic company and work with an incredible leadership team.  I look forward to supporting the successful transition of the CFO role to Christie.”

Effective Nov. 4, Breves, will lead all aspects of the company's financial responsibilities, including internal and external reporting, credit, tax, treasury services, investor relations, pension responsibilities, internal controls and internal audit administrative oversight.

Breves joined U. S. Steel in 2013 to oversee the enhancement and execution of the company’s global procurement and sourcing strategy. Since then, Breves has assumed responsibility for the company’s logistics services organization; Transtar, U. S. Steel’s short-line railroad subsidiary; sales and operations planning (S&OP); information technology; commercial support; engineering; corporate quality; and leadership of U. S. Steel’s asset revitalization and reliability centered maintenance programs. Prior to joining U. S. Steel, Breves spent fourteen years at Alcoa, culminating with her role as Chief Procurement Officer from 2004 through 2012. In this role, Breves led a global transformation of Alcoa’s procurement organization. Prior to Alcoa, Breves held positions in accounting, maintenance, and procurement at Alumax, Inc., an integrated aluminum manufacturer that was acquired by Alcoa in 1998.

Burritt continued, “Christie has been a ‘go to’ leader for U. S. Steel in driving transformation throughout the company. Her accomplishments include developing a world class supply chain function and establishing U. S. Steel as a steel leader in cash conversion cycle. Her depth of operational knowledge, as well as her financial acumen and leadership during times of transition, make her an excellent choice for the CFO role. As we continue to execute our strategy to position U. S. Steel as an industry leader in delivering high-quality, value-added products, we are confident that appointing Breves to this key position will accelerate our progress and ability to deliver long-term value for all of our stakeholders.”

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ABOUT U. S. STEEL

U. S. Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "could," "may," "will," "should," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, statements about potential benefits of the proposed investment and transaction with Big River Steel announced on Oct. 1, 2019 (the “Transaction”), organizational changes and other strategic transactions; anticipated cost savings; potential capital and operational cash improvements; U. S. Steel’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the proposed joint venture with Big River Steel; the joint venture’s products and potential; U. S. Steel’s future ability or plans to take ownership of the joint venture with Big River Steel as wholly owned subsidiary; U. S. Steel’s ability to obtain financing for the Transaction or other strategic projects at anticipated interest rates or at all; and the anticipated timing of closing of the Transaction. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the Transaction in the anticipated timeframe or at all and the possibility that the Transaction does not close; risks related to the ability to realize the anticipated benefits of the Transaction, including the possibility that the expected benefits and cost savings from the proposed Transaction or the capital and operational cash improvements will not be realized or will not be realized within the expected time period; risks related to the satisfaction of the conditions to closing a future call option transaction for the joint venture (including the failure to obtain necessary regulatory approvals); and the risk that the businesses will not be integrated successfully following exercise of the call option; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the proposed Transaction on the market price of U. S. Steel’s common stock; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed Transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.  All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, that could cause actual results to differ materially from those reflected in such statements. Accordingly, U. S. Steel cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on additional potential risk factors, please review U. S. Steel’s filings with the SEC, including, but not limited to, U. S. Steel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.